As filed with the Securities and Exchange Commission on April 4, 2024
Registration No. 333-262623

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-262623

Former TRKA Media Group, Inc.
(f/k/a Troika Media Group, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	83- 0401552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 West 39th Street, 6th Floor New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)
2021 Employee, Director and Consultant Equity Incentive Plan
 (Full title of the plan)
META Advisors LLC
  3 World Trade Center
 175 Greenwich Street
 New York, NY 10007
 (Name and address of agent for service)

(212) 808-7800
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-253485) (the “Registration Statement”) originally filed by Troika Media Group, Inc., a Nevada corporation (n/k/a Former TRKA Media Group, Inc., the “Company”), with the Securities and Exchange Commission (the “SEC”) on February 10, 2022.
On March 29, 2024 (the “Effective Date”), the Findings of Fact, Conclusions of Law and Order Signed on 3/28/2024 (I) Confirming Debtors' Joint Chapter 11 Plan of Liquidation for Troika Media Group, Inc., et al., (II) Approving the Related Disclosure Statement on a Final Basis and (III) Granting Related Relief  (as amended, modified, or supplemented from time to time, the “Plan”), as confirmed by the United States Bankruptcy Court for the Southern District of New York on March 28, 2024, became effective. Pursuant to the Plan, on the Effective Date, all outstanding securities of the Company, including shares of the Company’s common stock, warrants and shares issuable pursuant to equity-based awards and grants, were extinguished and cancelled. Accordingly, the Company is filing this Amendment to remove from registration all securities of the Company registered pursuant to the Registration Statement that remained unsold thereunder.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 4th day of April, 2024.

FORMER TRKA MEDIA GROUP, INC. (F/K/A TROIKA MEDIA GROUP, INC.) By: META Advisors LLC, solely in its capacity as Plan Administrator for the Company

By: /s/ Dana P. Kane
Name: Dana P. Kane
Title: Chief Compliance Officer, META Advisors LLC